Exhibit 10.31
                STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement ("Agreement") is entered into as of October 1, 2003, by and among American Physicians Service Group, Inc., a Texas corporation("Buyer"), and FPIC Insurance Group, Inc., a Florida corporation ("Selling Shareholder"). APS Insurance Services, Inc., a Delaware corporation ("APS") is a signatory to this Agreement for the limited purposes set forth herein.

                                    RECITALS

         WHEREAS, Buyer and First Professionals Insurance Company, Inc. a Florida insurance company (formerly known as Florida Physicians Insurance Company, Inc. and hereinafter "First Professionals") entered into that certain Stock Purchase and Stock Option Agreement dated as of April 1, 1997 (as may have been subsequently amended, the "Original Purchase Agreement") whereby Buyer sold to Selling Shareholder 200 shares of Common Stock (the "Shares") of APS; and

         WHEREAS, First Professionals assigned its rights and obligations under the Original Purchase Agreement to the Selling Shareholder by that certain letter agreement dated May 30, 1997, by and among Buyer, the Selling Shareholder and First Professionals; and

         WHEREAS, Buyer, the Selling Shareholder and APS entered into that certain Shareholders Agreement dated as of June 30, 1997 (the "Shareholders Agreement"); and

         WHEREAS, First Professionals and American Physicians Insurance Agency, Inc., a Texas corporation ("APS Agency") entered into that certain Managing General Agency Agreement dated effective March 27, 1997 (the "MGA Agreement"); and

         WHEREAS, First Professionals and American Physicians Insurance Exchange ("APS Exchange") entered into that certain Reinsurance Agreement dated effective March 27, 1997 (the "Reinsurance Agreement"); and

         WHEREAS, First Professionals, APS Exchange and APS Agency entered into that certain Agreement to Cease Writing Business dated effective June 1, 2002 (the "2002 Agreement"); and

         WHEREAS, Buyer now desires to buy from Selling Shareholder, and Selling Shareholder desires to sell to Buyer, the Shares, which constitute all of selling Shareholder's equity interests in APS; and

         WHEREAS, Buyer, the Selling Shareholder and APS desire to terminate the Shareholders Agreement, and all rights, obligations and liabilities under the Original Purchase Agreement; and

         WHEREAS, APS Agency and First Professionals desire to continue the Reinsurance Agreement and the MGA Agreement (as amended by the 2002 Agreement) subject to the modification by that certain Amendment to Managing General Agency Agreement attached hereto as Exhibit "A" (the "Modification Agreement") to be executed and delivered concurrent with the execution of this Agreement, between Selling Shareholder and APS.

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

         In consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement the parties to this Agreement agree as follows:

1. OWNERSHIP AND SALE OF SHARES.

1.1 OWNERSHIP OF SHARES. The Selling Shareholder owns the Shares which constitute 100% of the APS capital stock owned by Selling Shareholder.

1.2 SALE OF SHARES. Subject to the terms and conditions hereof, on the Closing Date the Selling Shareholder shall sell and transfer to Buyer, and Buyer shall purchase from the Selling Shareholder, the Shares for a total purchase price of TWO MILLION FIFTY THOUSAND AND NO/100 DOLLARS ($2,050,000).

1.3 PAYMENT FOR SHARES. The purchase price for the Shares shall be paid in cash at Closing.


2. CLOSING; DELIVERY.

2.1 Closing. The Closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of APS within five business days after the satisfaction or waiver of the conditions set forth in Sections 8 and 9 or at such other time and place as is mutually agreed upon by the parties (the "CLOSING DATE").

2.2 Delivery. At the Closing, the Selling Shareholder shall deliver to Buyer a duly endorsed certificate representing the Shares being sold, together with a properly executed stock power in form and substance reasonably acceptable to Buyer, against Buyer's delivery of the consideration described in Section 1.2 above.

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

3. OTHER AGREEMENTS.

3.1 Termination of Shareholders Agreement and Original Purchase Agreement. Buyer, the Selling Shareholder, and APS hereby agree that (i) the Shareholders Agreement and Original Purchase Agreement are for all purposes terminated, (ii) no party shall have any obligations under the Shareholders Agreement or Original Purchase Agreement, and (iii) no party shall have any rights under the Shareholders Agreement or Original Purchase Agreement or arising in connection therewith, including but not limited to any rights with respect to any option to purchase additional shares of APS stock or to receive any dividends or distributions of any kind.

3.2 Survival of Other Agreements. The parties hereto acknowledge and agree that the 2002 Agreement, the Reinsurance Agreement and the MGA Agreement, as modified by the 2002 Agreement and as further modified by the Modification Agreement to be executed and delivered at the Closing, will survive this Purchase Agreement and continue to be binding and enforceable according to their respective terms, as so modified.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDER. The Selling Shareholder hereby represents and warrants to the Buyer as follows:

4.1 Organization and Good Standing. The Selling Shareholder and First Professionals are corporations, duly organized, validly existing and in good standing under the laws of the State of Florida. The Selling Shareholder has all requisite corporate power and authority and holds all licenses, permits, and other required authorizations from

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

         governmental authorities necessary to conduct its business and consummate the transaction contemplated by this Agreement. First Professionals has all requisite corporate power and authority and holds all licenses, permits, and other required authorizations from governmental authorities necessary to conduct its business and consummate the transaction contemplated by the Modification Agreement.

4.2 Corporate Power. The Selling Shareholder has all requisite legal and corporate power and authority to enter into this Agreement and on the Closing Date the Selling Shareholder will have all requisite legal and corporate power and authority to sell the Shares and to carry out and perform its obligations under this Agreement. First Professionals has all requisite legal and corporate power and authority to enter into the Modification Agreement and on the Closing Date First Professionals will have all requisite legal and corporate power and authority to carry out and perform its obligations under the Modification Agreement.

4.3 Ownership of the Shares. The Selling Shareholder is and, at the Closing will be, the sole beneficial owner of the Shares free of any liens, claims or encumbrances. Other than the Shares, the Selling Shareholder does not own any shares or rights to receive shares, of capital stock of, or other equity, membership, partnership or ownership interest in, APS or any parent, subsidiary or affiliate (collectively, the "APS Parties" and individually, an "APS Party") of APS, including, without limitation, any options, warrants, convertible instruments or other rights whatsoever to acquire or receive any additional capital stock, of any class, of, or other equity, membership, partnership or ownership interest in, or dividends or distributions from, any APS Party. The Selling Shareholder has not assigned any of its rights under the Original Purchase Agreement.

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

4.4 Authorization. The making and performance by the Selling Shareholder of this Agreement has been duly authorized by all necessary corporate action and will not violate any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Selling Shareholder or any provision of the Selling Shareholder's Certificate of Incorporation, as amended, or Bylaws, as amended, or result in a breach of or constitute a default under any indenture, bank loan, credit agreement or other agreement or instrument to which the Selling Shareholder is presently a party or by which the Selling Shareholder or its property is presently bound or affected. This Agreement constitutes the valid and legally binding obligation of the Selling Shareholder enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or other laws of general application affecting the rights and remedies of creditors.
          The making and performance by First Professionals of the Modification Agreement has been duly authorized by all necessary corporate action and will not violate any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to First Professionals or any provision of First Professionals' Certificate of Incorporation, as amended, or Bylaws, as amended, or result in a breach of or constitute a default under any indenture, bank loan, credit agreement or other agreement or instrument to which First Professionals is presently a party or by which First Professionals or its property is presently bound or affected. The Modification Agreement constitutes the valid and legally binding obligation of First Professionals enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, or other laws of general application affecting the rights and remedies of creditors.


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

4.5 Private Placement. To the best of Selling Shareholder's knowledge, based on the representations, warranties and agreements of Buyer contained herein (i) the offering of the Shares qualifies as a private placement and/or exempt transaction under all applicable securities laws, and (ii) no registration is required under any applicable securities laws with respect to such offering, and any filings required to be made have been, or will on a timely basis be, duly made.

4.6 Brokerage. No person is entitled, directly or indirectly, to compensation as a broker or finder, in connection with the sale and purchase of the Shares as contemplated by this Agreement. Except for any obligations agreed to in writing by the Buyer, the Selling Shareholder agrees to indemnify and hold the Buyer and its agents and representatives harmless against and in respect of any claims, damages, suits, obligations, liabilities, or expenses (including, without limitation, reasonable attorneys' fees and expenses) arising out of or relating to the assertion of any brokerage or finder's fee or other commission based on actions by the Selling Shareholder relative to this Agreement or the transactions contemplated thereby.

4.7 Misleading Statements. No representation or warranty by the Selling Shareholder in this Agreement or in any written statement or certificate furnished by the Selling Shareholder to the Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or in any related agreements, separately or when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading.

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

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Selling Shareholder as follows:

5.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Buyer has all requisite power and authority, and holds all licenses, permits, and other required authorizations from governmental authorities, necessary to conduct its business and consummate the transactions contemplated by this Agreement entered into by Buyer in connection with the transactions contemplated hereby. APS Agency is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. APS Agency has all requisite power and authority, and holds all licenses, permits, and other required authorizations from governmental authorities, necessary to conduct its business and consummate the transactions contemplated by the Modification Agreement.

5.2 Power and Authority. The Buyer has all requisite legal power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

5.3 Authorization. The making and performance by the Buyer of this Agreement has been duly authorized by all necessary corporate action and will not violate any law, rule, regulation, order, writ, judgment, decree, determination, or award presently in effect having applicability to the Buyer or any provisions of the Buyer's organizational documents, as amended, or result in a breach of or constitute a default under any indenture, bank loan, credit agreement, other agreement or instrument to which the Buyer is presently a party or by which the Buyer or its property is presently bound or affected.

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

         This Agreement constitutes valid and legally binding obligations of the Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other laws of general application affecting the rights and remedies of creditors.

5.4 Investment Plan. The Buyer is purchasing and acquiring the Shares for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof or any selling or granting any participation therein. The Buyer does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to any third person with respect to any of the Shares.

5.5 Restricted Securities. The Buyer understands that the Shares will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), on the basis that the sale provided for in this Agreement is exempt from registration under the 1933 Act pursuant to exemptions contained therein, and that the Selling Shareholder's reliance on such exemptions is, in part, predicated on the Buyer's representations set forth herein.

5.6 Illiquidity. The Buyer understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom and applicable state securities laws or an exemption therefrom. In the absence of an effective registration statement covering the Shares or an available exemption from such registration, the Shares may not be disposed of.

5.7 Sophistication. The Buyer is experienced in evaluating and investing in companies such as APS, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in


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

         financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risk of its investment.

5.8 Misleading Statements. No representation or warranty by the Buyer in this Agreement or in any written statement or certificate furnished by the Buyer to the Selling Shareholder or APS pursuant to this Agreement or in connection with the transactions contemplated by this Agreement or in any related agreements, separately or when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made not misleading.

6. AFFIRMATIVE COVENANTS OF THE SELLING SHAREHOLDER. The Selling Shareholder covenants and agrees that:

6.1 Resignation. At the Closing, Kim D. Thorpe will tender his immediate resignation from all positions related to APS, including without limitation any position as an officer or director of APS.

6.2 REASONABLE EFFORTS. The Selling Shareholder shall use reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in
SECTION 9 hereof. Such efforts shall not require any waiver of a condition to Closing or of any other term or condition hereof.

7. AFFIRMATIVE COVENANT OF THE BUYER. The Buyer shall use reasonable efforts to fulfill, as soon as practicable, all of the conditions contained in Section 8 hereof. Such efforts shall not require any waiver of a condition to Closing or of any other term or condition hereof.


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

8. THE SELLING SHAREHOLDER'S CONDITIONS TO CLOSING. The obligation of the Selling Shareholder to sell the Shares as contemplated in this Agreement shall be subject to the fulfillment on or before the Closing of each of the following conditions:

8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the BUYER contained in Section 5 shall be true and correct as of the Closing Date with the same effect as though made on and as of such date.

8.2 Approvals. All authorizations, approvals or permits, or exemptions, of any governmental authority or regulatory body of the United States or of any state including but not limited to the Texas Insurance Department that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, shall have been duly obtained and shall be effective on and as of the Closing.

8.3 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date shall have been performed or complied with in all material respects.

8.4 Compliance Certificates. The Buyer shall have delivered to the Selling Shareholder a certificate dated the Closing Date executed by a duly authorized officer of the Buyer certifying to the fulfillment of the conditions specified in this Section 8.

8.5 Proceedings and Documents. All proceedings of the Buyer in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in form and substance to the Selling Shareholder, and the Selling Shareholder

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

         shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

8.6 EXECUTION OF MODIFICATION AGREEMENT. APS Agency shall have executed and delivered the Modification Agreement.


9. THE BUYER'S CONDITIONS OF CLOSING. The obligation of the Buyer to purchase the Shares as contemplated in this Agreement shall be subject to the fulfillment on or before the closing of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of the Selling Shareholder contained in Section 4 hereof shall be true and correct as of the Closing Date with the same effect as though made on and as of such date.

9.2 Approvals. All authorizations, approvals or permits, or exemptions, of any governmental authority or regulatory body of the United States or of any state including but not limited to the Texas Insurance Department that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, shall have been duly obtained and shall be effective on and as of the Closing.

9.3 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Selling Shareholder on or prior to the Closing Date shall have been performed or complied with in all material respects.

9.4 Compliance Certificate. Selling Shareholder shall have delivered to the Buyer a certificate or certificates, executed by a duly authorized officer of the Selling Shareholder, dated the Closing Date, certifying to the fulfillment of the conditions specified in this Section 9.


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

9.5 Proceedings and Documents. All corporate and other proceedings of the Selling Shareholder in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in form and substance to the Buyer, and the Buyer shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

9.6 EXECUTION OF MODIFICATION AGREEMENT. First Professionals shall have executed and delivered to Buyer the Modification Agreement.

10.      INDEMNIFICATION.

10.1 Indemnification of Selling Shareholder. Selling Shareholder hereby agrees to indemnify Buyer and hold Buyer harmless from and against and in respect of, all liabilities, losses, claims, costs or damages (including reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred by Buyer and resulting from or arising out of (i) any breach or inaccuracy of any representations or warranties by Selling Shareholder contained either herein or in any certificate delivered pursuant hereto, including any certificates delivered on the Closing Date or (ii) any failure by Selling Shareholder to perform any of its obligations contained herein.

10.2 Indemnification of Buyer. Buyer hereby agrees to indemnify Selling Shareholder and hold Selling Shareholder harmless from and against and in respect of, all Losses incurred by Selling Shareholder and resulting from or arising out of (i) any breach or inaccuracy of any

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

         representations or warranties by Buyer contained herein or in any certificate delivered pursuant hereto including any certificates delivered on the Closing Date or (ii) any failure by Buyer to perform any of its obligations contained herein.

11.      TERMINATION.

         This Agreement may be terminated as to all parties hereto and the transactions contemplated herein abandoned at any time prior to the Closing by:

(a)                                 The mutual consent of the parties hereto;

(b) The Buyer at any time after October 31, 2003, if at such time the conditions set forth in Section 9 hereof have not been satisfied through no fault of the Buyer and the Buyer gives the Selling Shareholder notice thereof; or

(c) The Selling Shareholder at any time after October 31, 2003, if at such time the conditions set forth in Section 8 hereof have not been satisfied through no fault of the Selling Shareholder and the Selling Shareholder gives the Buyer notice thereof.

12.                                 CONFIDENTIALITY.

                  From and after the date hereof, unless otherwise agreed to by the parties, each of the parties shall keep, and shall ensure that its directors, executive officers, contractors, consultants and agents keep, confidential all information acquired from the other party pursuant to this Agreement or otherwise, including the contents of this

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

         Agreement and any document delivered pursuant thereto or in connection therewith, except that the foregoing restriction shall not apply to any information that: (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement, (ii) was already known to the recipient as evidenced by prior written documents in its possession (unless the information is covered by a prior confidentiality agreement between the parties), (iii) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder, (iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder, (v) is submitted by the recipient to governmental authorities or regulatory bodies to facilitate the issuance of approvals necessary or appropriate for the operation of their businesses, provided that reasonable measures shall be taken to assure confidential treatment of such information, (vi) is provided by the recipient to third parties under appropriate terms and conditions, including confidentiality provisions substantially equivalent to those in this Agreement or (vii) is otherwise required to be disclosed in compliance with applicable laws or order by a court or other government authority or regulatory body having competent jurisdiction. Notwithstanding the foregoing, Buyer and Selling Shareholder agree that each party shall be entitled to distribute press releases prepared by it concerning the entering into of this Agreement and the Closing of the transactions contemplated herein as each party deems reasonably necessary for purposes of ensuring compliance with applicable securities laws. Otherwise, no press release or similar public announcement or disclosure concerning this Agreement or the transactions contemplated herein shall be made by a party hereto without the prior written consent of the other party. Each party shall

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

         be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other party from any violation or threatened violation of this Section.

13.      MISCELLANEOUS.

13.1 Modification to Agreement. This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Subject to the foregoing, any of the terms or conditions of this Agreement may be waived or modified at any time by the party entitled to the benefit thereof, but no such waiver, express or implied, shall affect or impair the right of the waiving party to require observance performance or satisfaction of either (i) the same term or condition as it applies on a subsequent or previous occasion, or (ii) any other term or condition hereof.

13.2 Applicable Law. This Agreement, its construction and the rights, remedies, and obligations arising by, under, through or on account of it shall be governed by the laws of the State of Delaware, excluding its conflict of laws rules.

13.3 Binding Effect. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity of the remaining provisions. This Agreement shall inure to the benefit of and be binding upon the representatives, successors, and assigns of each party. This Agreement is not intended for the benefit of anyone other than the signatories hereto, and there shall be no third party beneficiaries hereof.

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

13.4 Integration. This Agreement, together with the Modification Agreement related hereto, constitutes a final and complete integration of the agreement of the parties respecting the subject matter hereof, thereby superseding all previous oral and written agreements. There are no contemporaneous oral agreements.

13.5 Notices. Any notice hereunder (including notices of waiver provided for or permitted hereunder), shall be in writing and hand delivered or sent by certified mail return receipt requested, nationally recognized overnight courier service or facsimile transmission, addressed to the parties at their respective addresses set forth below:

         Buyer:                     American Physicians Services Group, Inc.
                                    1301 Capital of Texas Highway
                                    Suite C-300
                                    Austin, Texas 78746
                                    Attention: Kenneth S. Shifrin, President

         With a copy to:            Akin Gump Strauss Hauer & Feld LLP
                                    300 West 6th Street, Suite 2100
                                    Austin, Texas 78701
                                    Attention: Timothy L. LaFrey

         The Selling Shareholder:   FPIC Insurance Group, Inc.
                                    225 Water Street, Suite 1400
                                    Jacksonville, Florida  32202-5147
                                    Attention:     Kim D. Thorpe, EVP, CFO
                                    Phone:         (904) 354-2482, ext. 3265
                                    Fax:           (904) 633-9579
                                    e-mail:        kthorpe@fpic.com

         With a copy to:            FPIC Insurance Group, Inc.
                                    225 Water Street, Suite 1400
                                    Jacksonville, Florida  32256-5147
                                    Attention:     Roberta G. Cown, III, SVP,
                                                   Corporate Counsel
                                    Phone:         (904) 354-2482, ext. 3315
                                    Fax:           (904) 633-9579
                                    e-mail:        cown@fpic.com

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

                  Any such notice shall be deemed given when so personally delivered or sent by facsimile transmission (provided confirmation is received immediately thereafter) or if mailed three (3) business days after the date of deposit in the mail or if sent by overnight courier one (1) business day after the date of delivery to the courier service marked for overnight delivery. A party may change its or his address for notice by giving notice as provided hereunder.

13.6 Pronouns, Counterparts. In construing the words of this Agreement, plural constructions shall include the singular and singular constructions shall include the plural. No significance shall be attached to whether a pronoun is masculine, feminine or neuter. The words "herein," "hereof' and other similar compounds of the word "here" shall mean and refer to his entire Agreement and not to any particular provisions, section or subsection. Paragraph captions in this Agreement are for ease of reference only and shall be given no substantive or restrictive meaning or significance whatsoever. This Agreement may be executed in multiple counterparts, each of which shall be an original regardless of whether all parties sign the same document. Regardless of the number of counterparts, they shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

13.7 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of two years.

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

13.8 Attorneys' Fees. In any action brought to enforce the provisions of this Agreement (including a declaratory judgment action), the prevailing party shall be entitled to recover from the other party the costs of this action, including reasonable attorneys' fees, whether incurred at trial, in settlement or mediation or on appeal.

13.9 Assignment. No party may assign any of its or his rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

13.10 Further Assurances. From and after the Closing, each party shall execute and deliver such documents and take such other actions as the other parties may reasonably request to further effect or evidence the purposes and intent of this Agreement.

13.11 Definition of Knowledge. Whenever there are references in this Agreement to the "knowledge" of a party; (i) Selling Shareholder shall be deemed to have knowledge of the applicable fact or matter whenever any of the members of the board of directors, or executive officers, of Selling Shareholder, or First Professionals, have actual knowledge of the applicable fact or matter, and (ii) Buyer shall be deemed to have knowledge of the applicable fact or matter whenever any of the members of the board of directors, or any of the executive officers, of Buyer have actual knowledge of the applicable fact or matter.


                             Signature Page Follows

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


S-1
5375845 v4

         IN WITNESS WHEREOF, the parties have executed this Agreement as of October 30, 2003.


                              AMERICAN PHYSICIANS SERVICE GROUP, INC.

                              By:          /s/ Kenneth S. Shifrin
                                           ---------------------------
                              Printed Name: Kenneth S. Shifrin
                                           ---------------------------
                              Title:        Chief Executive Officer
                                           ---------------------------


                              FPIC INSURANCE GROUP, INC.

                              By: ___________________________________________

                              Printed Name: ___________________________________

                              Title:   _________________________________________


         Solely for purposes of evidencing its agreement and covenant to be bound by Section 3 of this Agreement:

APS Insurance Services, Inc.

By:           /s/ Maury Magids
             -----------------------
Printed Name: Maury Magids
             -----------------------
Title:        Sr. Vice President
             -----------------------


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


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5375845 v4
                                   EXHIBIT "A"
                                     FORM OF
                             MODIFICATION AGREEMENT



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